Exhibit 99.11

AMENDING AGREEMENT

TO ENCANA CORPORATION EMPLOYEE STOCK APPRECIATION RIGHTS PLAN

RECITALS:

A.

It was determined that Encana Corporation (“Encana”) reorganize the structure of Encana and its subsidiaries pursuant to a series of reorganization transactions, which included, among other things, (i) completing an arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act, pursuant to which, among other things, Encana completed a consolidation of the common shares of Encana (“Encana Common Shares”) on the basis of one post-consolidation share for each five pre-consolidation shares (the “Share Consolidation”), (ii) Ovintiv Inc. (the “Corporation”), a wholly-owned subsidiary of Encana, ultimately acquiring all of the issued and outstanding Encana Common Shares in exchange for shares of the Corporation on a one-for-one basis and becoming the parent company of Encana and its subsidiaries, and (iii) following the completion of the Arrangement, the Corporation migrating out of Canada and becoming a Delaware corporation (collectively, the “Reorganization”).

B.

Prior to the Reorganization, Encana administered the “Encana Corporation Employee Stock Appreciation Rights Plan” (the “SARs Plan”), which was adopted with effect from February 12, 2008 and amended as of December 9, 2008, November 30, 2009, April 20, 2010, July 20, 2010, February 24, 2015, February 22, 2016 and February 14, 2018, pursuant to which a number of awards of stock appreciation rights were made to Encana employees (the “Encana SARs”).

C.	As part of the Reorganization, and as of the Effective Date (as defined below), the Corporation assumed all of the outstanding Encana SARs.

D.

The Corporation wishes to continue the administration of a stock appreciation rights plan for employees of the Corporation on substantially the same terms as set forth in the SARs Plan and the Grant Agreements (as defined below), and hereby adopts the SARs Plan in its entirety, subject to certain modifications.

E.	To clarify and confirm the above, the Corporation wishes to amend the SARs Plan and the Grant Agreements as more particularly set forth in this Agreement.

F.	Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the SARs Plan.

THEREFORE:

ARTICLE 1

AMENDMENTS

1.1	Effective Date

This Amending Agreement (this “Agreement”) is effective as of January 24, 2020 (the “Effective Date”).

1.2	References

All references to “Encana Corporation”, including its logo, in the SARs Plan and the Grant Agreements are deleted and replaced with “Ovintiv Inc.” and the Corporation’s logo.

1.3	Cover Page

The language on the cover page and page 1 of the SARs Plan, which reads “Adopted with effect from February 12, 2008, as amended December 9, 2008, November 30, 2009, April 20, 2010, July 20, 2010, February 24, 2015, February 22, 2016 and February 14, 2018” is deleted and replaced with:

Adopted with effect from January 24, 2020

1.4	Effective Date of the Plan

Section 1.3 of the SARs Plan is deleted and replaced with:

The Plan shall have effect from and after January 24, 2020.

1.5	Construction and Interpretation

Section 1.5(b) of the SARs Plan is deleted and replaced with:

The Plan shall be governed and interpreted in accordance with the laws of the State of Delaware and any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the State of Delaware.

1.6	Adjustment and Redenomination

In accordance with Section 7.1 of the SARs Plan, the Committee has determined that:

(a)

the Encana SARs awarded under the SARs Plan prior to the Effective Date have been redenominated to reflect the Share Consolidation, such that for every five Encana SARs held by a Participant prior to the Share Consolidation, the Participant holds one SAR following completion of the Reorganization (including the Share Consolidation). Such Encana SARs have been represented by a bookkeeping entry on the books of the Corporation under the SARs Plan, as amended by this Agreement (the “Amended Plan”) and shall thereafter be considered SARs for purposes of the Amended Plan. Further, any provisions under the SARs Plan or the Grant Agreements with respect to the timing of payments of the Encana SARs awarded under the SARs Plan will continue to apply to the SARs to which such Encana SARs relate, as applicable; and

(b)

the “Grant Price” of the Encana SARs awarded under the Grant Agreements prior to the Effective Date, as set forth on the cover page of the Grant Agreements, has been adjusted to reflect the Share Consolidation, such that the “Grant Price” of the SARs is the value of the “Grant Price” of the Encana SARS set forth on the cover page of the applicable Grant Agreement multiplied by five.

1.7	Cost Allocation

Notwithstanding anything else in the SARs Plan or this Agreement, the Corporation and Ovintiv Canada ULC (formerly known as Encana) (“Ovintiv Canada”) may allocate the cost of the Encana SARs between them based on the amount of time that each such Encana SAR was outstanding on a pre-Share Consolidation and post-Share Consolidation basis, or on such other basis as may be agreed to between the Corporation and Ovintiv Canada, acting reasonably.

1.8	Stock Appreciation Rights Grant Agreements

(a)	This Agreement applies to each grant agreement that has been executed with respect to the following grant agreement templates:

(i)	Employee 2015 Stock Appreciation Rights Grant Agreement;

(ii)	Executive 2015 Stock Appreciation Rights Grant Agreement;

(iii)	Employee 2016 Stock Appreciation Rights Grant Agreement;

(iv)	Executive 2016 Stock Appreciation Rights Grant Agreement;

(v)	Employee 2017 Stock Appreciation Rights Grant Agreement;

(vi)	Executive 2017 Stock Appreciation Rights Grant Agreement;

(vii)	U.S. Employee 2018 Stock Appreciation Rights Grant Agreement; and

(viii)	Executive 2018 Stock Appreciation Rights Grant Agreement,

(collectively, the “Grant Agreements”).

(b)

Section 12 of the Employee 2015 Stock Appreciation Rights Grant Agreement, the Executive 2015 Stock Appreciation Rights Grant Agreement, the Employee 2016 Stock Appreciation Rights Grant Agreement, the Executive 2016 Stock Appreciation Rights Grant Agreement, the Employee 2017 Stock Appreciation Rights Grant Agreement and the Executive 2017 Stock Appreciation Rights Grant Agreement, and Section 11 of the U.S. Employee 2018 Stock Appreciation Rights Grant Agreement and the Executive 2018 Stock Appreciation Rights Grant Agreement, is deleted and replaced with:

This Agreement and the rights of all parties and the construction of each provision hereof and of the Plan and the Time-Based SARs granted hereunder shall be construed according to the laws of the State of Delaware. In the event of a dispute, You agree to submit to the jurisdiction of the Delaware courts.

(c)

The provision forming part of Schedule “B” of the Executive 2015 Stock Appreciation Rights Grant Agreement, the Executive 2016 Stock Appreciation Rights Grant Agreement, the Executive 2017 Stock Appreciation Rights Grant Agreement and the Executive 2018 Stock Appreciation Rights Grant Agreement, which reads “By resolution of the Board of Directors (the “Board”) of Encana Corporation (“Encana” or the “Corporation”), this Policy is effective as of this 22nd day of October, 2012 (the “Effective Date”).”, is deleted and replaced with:

By resolution of the Board of Directors (the “Board”) of Ovintiv Inc. (“Ovintiv” or the “Corporation”), this Policy is effective as of the 24th day of January, 2020 (the “Effective Date”).

ARTICLE 2

GENERAL

2.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws in force in the State of Delaware, without reference to conflict of laws principles.

2.2	Execution and Delivery

This Agreement may be signed or executed by facsimile or portable document format and the signing or execution by way of facsimile or portable document format shall have the same effect as the signing or execution of the original.

[Signature Page Follows]

IN WITNESS OF WHICH the Corporation has executed this Agreement as of the Effective Date set forth above.

OVINTIV INC.

By:	/s/ Mike Williams
Name: Mike Williams
Title: Executive Vice-President, Corporate Services

Signature Page to Amending Agreement to Encana Corporation Employee Stock Appreciation Rights Plan